EXHIBIT 23.1
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 1, 2005 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Public Accounting Firm to U.S. Readers on Canada-U.S. Reporting Differences when there are changes in accounting principles that have a material effect on the comparability of the Corporation's consolidated financial statements and changes that have been implemented in the financial statements, such as the changes described in Note 2 to the consolidated financial statements), appearing in the Annual Report on Form 40-F of PetroKazakhstan Inc. for the year ended December 31, 2004.


/s/ Deloitte & Touche

TOO Deloitte & Touche
Almaty, Kazakhstan
March 30, 2005